Explanatory Note: This amendment is being filed to provide an annual update to the ongoing offering of the company. From the initial qualification of this offering until December 31, 2022, the company has sold 1,199,323 shares of Common Stock, receiving gross proceeds of approximately $1,939,851.04 and has issued 84,055 Bonus Shares.

OFFERING CIRCULAR DATED FEBRUARY 15, 2023

Wireless electrical Grid LAN, d/b/a WiGL Inc

1919 Commerce Drive, Suite # 120

Hampton, VA 23666

www.Wi-GL.com

UP TO 12,658,228 SHARES OF COMMON STOCK PLUS UP TO 3,797,468 BONUS SHARES (1)

MAXIMUM OFFERING AMOUNT: $20,000,000

	Price to Public		Underwriting discount and commissions(2)	Proceeds to issuer before expenses
Price Per share	$1.58	(3)	$0.055	$1.525
Start Engine processing fee per share(4)	$0.055		$--	$--
Price per share plus processing fee	$1.64		$--	$--
Total Minimum with processing fee	$10,350		$350	$9,650
Total Maximum with processing fee(5)	$26,000,000		$700,000	$24,600,000

(1)

The company is offering up to 12,658,228 shares of Common Stock, plus up to 3,797,468 additional shares of Common Stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible and are not cumulative even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. See “Plan of Distribution” for further details.

(2)

The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Stock. In addition, StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Finally, the company will pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution” on page 14 for details of compensation payable to third parties in connection with the offering.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”

(4)

Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). This fee will be refunded in the event the company does not raise the minimum amount of $10,350, comprised of the minimum gross proceeds to the company of $10,000 and the 3.5% processing fee, (the “Minimum Target Amount”) in this offering. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $700,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the company.

(5)

The columns “Total Maximum with processing fee price to public” and “Total Maximum with processing fee proceeds to issuer before expenses” include $6,000,000, the value of the Bonus Shares (assuming the maximum number of Bonus Shares are issued in this Offering); provided, however, the company shall not receive such amounts because investors are not paying the purchase price for such Bonus Shares.

The company expects that the amount of expenses of the offering that it will pay will be approximately $85,000, not including commissions or state filing fees.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the company in its sole discretion or (iii) the date that is three years from March 1, 2022, the date in which this offering being qualified by the United States Securities and Exchange Commission (the “Commission”). The company has engaged The Bryn Mawr Trust Company as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. In the event the company reaches its Minimum Target Amount, the Escrow Agent may hold a series of closings on a rolling basis at which the company will receive the funds from the escrow agent and issue the shares to investors. If the Minimum Target Amount is not reached by February 28, 2025, all funds tendered by investors will be promptly returned to investors in this offering. The company may undertake one or more closings on a rolling basis once the Minimum Target Amount is sold. After each closing, funds tendered by investors will be made available to the company. After the initial closing of the offering, the company expects to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities commenced on approximately March 1, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “WiGL” or “the company” refers to Wireless Electrical Grid LAN, WIGL Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend the company’s ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

ii

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if the company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Common Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Wireless Electrical Grid LAN, WiGL Inc. (pronounced “wiggle”) as incorporated on February 26, 2020, under the laws of the State of Virginia and is headquartered in Hampton, Virginia. The Company is engineering the enabling technologies for consumers to ditch chords and wires and power their devices on the move or charge their battery while they use their device wirelessly. By expanding the engineering behind the Company’s patents, the Company, through wireless energy pioneering, is bringing Business-to-Business (“B2B”) partners the ability synchronizes, create and sell products that manage wirelessly powered devices.

From 2020 until present, we achieved the following milestones:

●	WiGL contracted RFD diagnostics to demonstrate far-field wireless power over 3 feet with a single transmitter and multiple light emitting diode receivers.

●	Awarded a contract to demonstrate WiGL in a fighter helmet for the Department of Defense demonstrations at the WiGL’s World Fair 2.0 at Altus Air Force Base.

●	WiGL contracted Florida International University to demonstrate wireless power over 3 feet with a single transmitter and a single receiver to recharge a capacitor connected to a cellphone, thereby, demonstrating capabilities similar to the fighter helmet

●	We proved that WiGL can recharge a cellphone at a VA Tech Research Center’s Tech Talk using commercially available off the shelf products; modified so that they were WiGL enabled.

●	WiGL was awarded an AFWERX Wireless Power Small Business Innovation Proposal (SBIR) in 2021.

●	WiGL contracted Florida International University to demonstrate wireless power over 3 feet with a multiple

●	transmitters and a single receiver to recharge a capacitor connected to a cellphone, while the cellphone was in motion.

●	WiGL is partnering with competitors that have since become partners, with the intent that WiGL enabled offerings can begin entering the Department of Defense market by the end of Q4 2022.

●	During the six months ended June 30, 2022, the Company entered into a contract with the Department of Defense that included eight tasks for a total contract amount of $749,999. As of January 31, 2023, five phases of the contract has been completed. Below is a description of the 8 tasks:

TASK #	DESCRIPTION
1-3	Create prototypes of the transmitters (Tx) and receivers (Rx)
4	WiGL engineers demonstrate to the Department of Defense a Tx network and a roaming Rx in the laboratory. Complete a mock trial of Task 6.
5

Update and design WiGL’s World Fair 2.0 (“WWF 2.0”) based on Department of Defense feedback from Task 4.

Information required by the Department of Defense to describe the WiGL’s World Fair 2.0 includes, but is not limited to the following: size of fair, number of devices to be included in the fair, location of the demonstrations, participants, etc.

6

A demonstration of the WWF 2.0

Location: Department of Defense base.

Participants: Individuals that are on active duty. WiGL engineers will not be running the demonstration.

Device in Use by Participants: mission critical devices sued by the participants.

7	Roadmap for the Department of Defense to purchase additional Tx, Rx and WiGL eNERGY devices. Request for additional funding.
8	Final report.

●	During 2022 WiGL performed a successful lab demonstration of both a PowerCast and Energous WiGL-enabled transmitter network for the Department of Defense.

●	During 2022 WiGL performed a successful lab demonstration of both a PowerCast and Energous WiGL-enabled receiver, plus PowerBank to recharge an Apple and Samsung cellphone on a touchless Wireless Power Transfer (tWPT) network.

●	In January 2023, the company demonstrated the SWG and tWPT, live, to the Air Force Installation Mission Support Center and Air Force Security Forces Center.

●	WiGL is contracted to demonstrate the WiGL’s World Fair 2.0 at Altus Air Force Base in the Spring/Summer of 2023.

●	During 2022 WiGL began manufacturing SWG prototypes and minimally viable products. The company intends to commercialize these product in 2024-2026.

●	In 2022, WiGL was awarded a $75,000 contract with AFWERX for its patented peer-to-peer power sharing using tWPT and/or wired resources.

The Company’s Products

WiGL’s #1 product is its name. WiFi is a distinct name and recognizable around the world as the vehicle to get touchless wireless internet. Wireless power is in early stages and there is no single name/name dominance that currently links all forms of touchless wireless electrical power. WiGL’s primary goal, related to the market for wireless power, is to:

●	create the name,

●	create the logo and

●	create the subscription market.

Ideally, by 2030, there will need to be a logo on doors, an icon on phones, and instructions on laptops around wireless power. WiGL’s intends to be the preeminent name and iconography of or related to near filed and far field wireless power

WiGL enabled products are still currently in early developmental stages as the Company is in the very early stages of developing the technology, however, near-field and far-field wireless power are known and growing. WiGL is building three new developmental prototypes in support of its upcoming demonstration for the Department of Defense:

●	A small WiGL enabled transmitter that plugs into a home or business electrical 110V outlet. In July 2022, we demonstrated this prototype for the Air Force.

●	WiGL enabled phone case receivers that recharge your battery on the move. In July 2022, we demonstrated this prototype for the Air Force.

●	WiGL enabled receivers for autonomous robots and drones. We believe this prototype will be demonstrated for the Air Force by Q4 2023.

●	WiGL intends to partner with wireless power industry leaders to deliver these products that are WiGL enabled.

The Current Offering

Securities offered	Maximum of 12,658,228 shares of Common Stock ($20,000,000), plus up to 3,797,468 additional shares of Common Stock eligible to be issued as Bonus Shares for no additional consideration.

Common Stock outstanding before the offering	93,001,995 shares

Common Stock outstanding after the offering	109,231,901 shares, assuming issuance of all Bonus Shares available to investors in this offering.

Use of proceeds	The net proceeds of this offering will be primarily used to for research and development, working capital needs, employment related needs and marketing. See “Use of Proceeds.”

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	The company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the company’s prospects must be considered in light of the risks that any new company encounters.

●	The company anticipates sustaining continued operating losses

●	The company’s business projections are only projections.

●	If the company cannot raise sufficient funds, it will not succeed.

●	Future fundraising may affect the rights of investors.

●	The company faces significant market competition.

●	Any valuation at this stage is difficult to assess.

●	The Company’s financial Statements include a Going Concern Opinion.

●	We may never have an operational product or service.

●	Some of our products are still in prototype phase and might never be operational products. Developing new products and technologies entails significant risks and uncertainties.

●	We will rely on contracts and grants awarded under the SBIR program for a significant portion of our 2022 anticipated revenue. A finding by the US.Air Force that we no longer qualify to receive SBIR awards could adversely affect our business.

●	If we are unable to deliver on the SBIR Phase II contract, the Company’s financial position and reputation could be significantly harmed.

●	Our new product could fail to achieve the sales projections we expected.

●	You are trusting that management will make the best decision for the company.

●	Management discretion as to use of proceeds.

●	The loss of one or more of our key personnel or our failure to attract and retain other highly qualified personnel in the future could harm our business.

●	The company relies on third parties to provide services essential to the success of its business.

●	The company’s ability to sell its product or service is dependent on outside government regulation which can be subject to change at any time.

●	The company may not be able to protect its intellectual property.

●	We have pending patent approval’s that might be vulnerable.

●	The company’s success will depend on its ability to secure additional patent protection for its core technologies and be able to enforce those patents.

●	The company’s trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

●	The company is vulnerable to hackers and cyber-attacks.

●	There is no current market for any shares of the company’s stock.

●	Investors will hold minority interests in the company.

●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Virginia, regardless of convenience or cost to you, the investor. Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Subscription Agreement.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the company’s prospects must be considered in light of the risks that any new company encounters. WiGL was incorporated under the laws of the State of Virginia on February 26, 2020. The company has not yet generated sustained profits. The likelihood of its creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of its technology and products. The company anticipates that its operating expenses will increase for the near future, and there is no assurance that it will be profitable in the near future. The company will only be able to pay dividends on any shares once its directors determine that it is financially able to do so. WiGL has incurred a net loss and has had limited revenues generated since inception. There is no assurance that the company will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares. You should consider the business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

The company anticipates sustaining continued operating losses. It is anticipated that the company will continue to sustain operating losses. WiGL’s ability to become profitable depends on success in licensing and selling of products. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products, which may impact whether the company is successful. Furthermore, the company may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the company will ever become profitable. If the company sustains losses over an extended period of time, it may be unable to continue in business.

The company’s business projections are only projections. There can be no assurance that the company will meet its projections. There can be no assurance that the company will be able to find sufficient demand for its product, that people think it’s a better option than a competing product, or that the company will able to provide the service at a level that allows it to make a profit and still attract business.

If the company cannot raise sufficient funds, it will not succeed. WiGL is offering Common Stock in the amount of 12,658,228 shares and up to $20,000,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise a substantially lesser amount than the Maximum Raise, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

The company faces significant market competition. The company competes with larger, established companies who currently have products technologies on the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than WiGL. They may succeed in developing and marketing competing equivalent products earlier than WiGL, or superior products than those developed by the company. There can be no assurance that competitors will render the company’s technology or products obsolete or that the products developed by the company will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

The Company’s Financial Statements include a Going Concern Disclosure. The company’s financial statements were prepared on a “going concern” basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. The company sustained a net loss of $1,490,394 and had negative operating cash flows for the period ended June 30, 2022. As of June 30, 2022, the company had an accumulated deficit of $3,426,189 and limited liquid assets with $452,588 of cash. These factors raise substantial doubt about the company’s ability to continue as a going concern. The ability of the company to continue as a going concern is dependent upon management’s plans to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow. No assurance can be given that the company will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be required should the company be unable to continue as a going concern.

We may never have an operational product or service. It is possible that there may never be operational WiGL enabled devices or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon company’s making a determination that the business model, or some other factor, will not be in the best interest of company and its stockholders/members/creditors.

Some of our products are still in prototype phase and might never be operational products. It is possible that there may never be an operational product or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon the company’s making a determination that the business model, or some other factor, will not be in the best interest of the company and its stockholders.

Developing new products and technologies entails significant risks and uncertainties. We are currently in the research and development stage and have only manufactured a prototype for our WiGL enabled devices. Delays or cost overruns in the development of our WiGL enabled devices and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

We will rely on contracts and grants awarded under the SBIR program for a significant portion of our 2022 anticipated revenue. A finding by the US.Air Force that we no longer qualify to receive SBIR awards could adversely affect our business. We anticipate that a significant portion of our anticipated revenues for 2022 will be the result of revenues generated by the SBIR Phase II contract awarded on March 8, 2022. Going forward, we believe that SBIR contracts will be a significant portion of our total revenues for the foreseeable future until consumer adoption of our technology occurs. In order to qualified for SBIR contracts and grants, we must meet certain size and ownership eligibility criteria. These eligibility criteria are applied as of the time of the award of a contract or grant. A company can be declared ineligible for a contract award as a result of a size challenge filed with the US.Air Force by a competitor or a federal agency. If we were to lose eligibility for SBIR contracts and grants, our planned operations could be adversely affected.

If we are unable to deliver on the SBIR Phase II contract, the Company’s financial position and reputation could be significantly harmed. As part of the SBIR Phase II contract received by the company, we have eight separate deliverables due between May 11, 2022 and March 11, 2023. As of December 31, 2022 5 deliverables have been completed. If we are unable to provide these deliverables on a timely basis, we may not be eligible to receive the full value of the contract. Additionally, if we are not able to deliver on this contract, the company could experience reputational harm as a result, impeding larger adoption of our technology.

Our new product could fail to achieve the sales projections we expected. Our growth projections are based on an assumption that with an increased advertising and marketing budget our products will be able to gain traction in the marketplace at a faster rate than our current products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

You are trusting that management will make the best decision for the company. You are trusting in management discretion. You are buying securities as a minority holder, and therefore must trust the management of the company to make good business decisions that grow your investment.

Management discretion as to use of proceeds. The company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described in “Use of Proceeds” is an estimate based on the company’s current business plan. The company, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and it will have broad discretion in doing so.

The loss of one or more of our key personnel or our failure to attract and retain other highly qualified personnel in the future could harm our business. To be successful, the company requires capable people to run its day to day operations. As the company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the company’s performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The company relies on third parties to provide services essential to the success of its business. The company relies on third parties to provide a variety of essential business functions for it, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the company will experience delays, defects, errors, or other problems with their work that will materially impact its operations and it may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect the company’s business. As a result, your investment could be adversely impacted by the company’s reliance on third parties and their performance.

The company’s ability to sell its product or service is dependent on outside government regulation which can be subject to change at any time. The company’s ability to sell product is dependent on the outside government regulation such as the FCC (Federal Communications Commission) and other relevant government laws and regulations. The laws and regulations concerning the selling of product may be subject to change and if they do then the selling of product may no longer be in the best interest of the company. At such point the company may no longer want to sell product and therefore your investment in the company may be affected.

The company may not be able to protect its intellectual property. Trademark and copyright litigation have become extremely expensive. Even if the company believes that a competitor is infringing on one or more of its trademarks or copyrights, the company might choose not to file suit because it lacks the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because it believes that the cost of enforcing its trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce its trademark(s) or copyright(s) could have adverse consequences for the company, including undermining the credibility of its intellectual property, reducing its ability to enter into sublicenses, and weakening the company’s attempts to prevent competitors from entering the market. As a result, if the company is unable to enforce its trademark(s) or copyright(s) because of the cost of enforcement, your investment in the company could be significantly and adversely affected.

We have pending patent approval’s that might be vulnerable. One of the company’s most valuable assets is its intellectual property. The company’s intellectual property such as patents, trademarks, copyrights, Internet domain names, and trade secrets may not be registered with the proper authorities. We believe one of the most valuable components of the company is our intellectual property portfolio. Due to the value, competitors may misappropriate or violate the rights owned by the company. The company intends to continue to protect its intellectual property portfolio from such violations. It is important to note that unforeseeable costs associated with such practices may invade the capital of the company due to its unregistered intellectual property.

The company’s success will depend on its ability to secure additional patent protection for its core technologies and be able to enforce those patents. Some patent applications that are pending may not result in issued patents. If any patent application results in an issued patent, that patent may later be invalidated or held unenforceable as patent law changes. Further, the outsourcing of the manufacture of the company’s product may result in the unauthorized exposure of the intellectual property of the company.

The company’s trademarks, copyrights and other intellectual property could be unenforceable or ineffective. Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around the company’s intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass the company’s trademark and copyright protection without obtaining a sublicense, it is likely that the company’s value will be materially and adversely impacted. This could also impair the company’s ability to compete in the marketplace. Moreover, if the trademarks and copyrights are deemed unenforceable, the company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the company.

The company is vulnerable to hackers and cyber-attacks. As a wireless energy -based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption of WiGL enabled devices or in its systems could reduce the attractiveness of WiGL enabled devices and result in a loss of investors and companies interested in using our devices. Further, we rely on a third-party technology provider to provide some of our technology. Any disruptions of services or cyber-attacks either on our technology provider or on WiGL Inc could harm our reputation and materially negatively impact our financial condition and business.

Risks Related to Securities in this Offering

There is no current market for any shares of the company’s stock. You should be prepared to hold this investment for several years or longer. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

Investors will hold minority interests in the company. Prior to the commencement of this Regulation A offering the company has already issued 93,001,995 shares of its Common Stock. Investors will hold minority interests in the company and will not be able to direct its operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Risks related to forum selection and jury waivers

The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Virginia, regardless of convenience or cost to you, the investor. As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part (the “Subscription Agreement”). In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Virginia, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Subscription Agreement. Investors in this offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the Agreement, including any claims made under the federal securities laws. By signing the Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Virginia, which governs the agreement, by a federal or state court in the State of Virginia. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the company in connection with matters arising under the Subscription Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement.

Risks Related to Covid-19

The company’s results of operations may be negatively impacted by the coronavirus outbreak. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and investor demand for the Shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the company’s cost of capital and adversely affect its ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect WiGL’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect WiGL’s business. WiGL’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Common Stock and the financial condition of our investors or prospective investors, resulting in reduced demand for the Common Stock generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders assuming that the shares are sold at $1.58 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the company as of December 31, 2022.

Class of Securities	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective cash price per share
Common Stock	2020	83,600,000		83,600,000	$-
Common Stock	2021	9,401,995		9,401,995	$0.53
Common Stock	2022	1,283,378		1,283,378	1.48

Total Common Share Equivalents		94,285,373	0	94,285,373	$0.07

Investors in this Offering
Common Stock (1)(2)			12,658,228	12,658,228	$1.58

Total after inclusion of this offering			12,658,228	106,943,601	$0.25

(1)	Assumes a fully subscribed offering.

(2)	Excludes any Bonus Shares to be issued in the offering. See “Plan of Distribution” for more information on Bonus Shares.

The following table illustrates the dilution that new investors will experience upon investment in the company relative to existing holders of WiGL’s securities. Because this calculation is based on the net tangible assets of the company, WiGL is calculating based on its net tangible book value of $2,362,597 as of December 31, 2021, as included in its audited financial statements.

The offering costs assumed in the following table includes up to $700,000 in commissions to StartEngine Primary, LLC as well as legal and accounting fees incurred for this offering.

The table presents four scenarios for the convenience of the reader: a $5,000,000 raise, a $10,000,000 raise, a $15,000,000 raise, and a fully subscribed $20,000,000 raise from this Offering (the “Maximum Offering”).

	$5 Million Raise	$10 Million Raise	$15 Million Raise	$20 Million Raise
Price per Share	$1.580	$1.580	$1.580	$1.580
Shares Issued	3,164,557	6,329,114	9,493,671	12,658,228
Capital Raised	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Less: Offering Costs	$260,000	$435,000	$610,000	$785,000
Net Offering Proceeds	$4,740,000	$9,565,000	$14,390,000	$19,215,000
Net Tangible Book Value Pre-financing at Dec. 31, 2021	2,233,922	2,233,922	2,233,922	2,233,922
Net Tangible Book Value Post-financing	$6,973,922	$11,798,922	$16,623,922	$21,448,922

Shares issued and outstanding as of Dec. 31, 2021	93,001,995	93,001,995	93,001,995	93,001,995
		-	-	-
Total Post-Financing Shares Issued and Outstanding (1)	96,166,552	99,331,109	102,495,666	105,660,223

Net tangible book value per share as of Dec. 31, 2021	$0.024	$0.024	$0.024	$0.024
Increase/(Decrease) per share attributable to new investors	$0.048	$0.095	$0.138	$0.179
Net tangible book value per share after offering	$0.073	$0.119	$0.162	$0.203
Dilution per share to new investors ($)	$1.507	$1.461	$1.418	$1.377
Dilution per share to new investors (%)	95.41%	92.48%	89.73%	87.15%

(1)	Excludes 1,283,378 shares issued in the company’s Regulation A offering as of December 31, 2022.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2019 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2020 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 12,658,228 shares of Common Stock, plus up to 3,797,468 additional shares of Common Stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. As of December 31, 2022, the company has issued 1,199,323 shares of common stock and 84,055 Bonus Shares in this offering. The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

StartEngine Primary, LLC will comply with Lock-Up Restriction required by FINRA Rule 5110I(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer’s expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering(e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Commissions, Discounts, Expenses and Fees

The following table shows the maximum discounts, commissions, and fees payable to StartEngine Primary in connection with this offering by the company:

StartEngine processing fee paid by investors to StartEngine (1)	$700,000
StartEngine commission paid by the company to StartEngine (2)	$700,000
Shares issued to StartEngine (approximate value) (3)	$200,000
StartEngine out of pocket expenses paid by the company (4)	$15,000

(1)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. This fee will be refunded in the event the company does not raise the minimum amount of $10,000 (the “Minimum Target Amount”) within three years from this offering being qualified by the Commission or the date at which the offering is earlier terminated by the company in its sole discretion.

(2)	StartEngine Primary will receive commissions paid by the company of 3.5% of the offering proceeds.

(3)	StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming WiGL raises the maximum amount in this offering, it would issue 126,582 shares of Common Stock to StartEngine Primary valued at $200,000.

(4)	The company will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company.

Assuming the full amount of the offering is raised, the company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the company and the investors to StartEngine Primary will be approximately $1,615,000. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	design, build, and create the company’s campaign page,

●	provide the company with a dedicated account manager and marketing consulting services,

●	provide a standard purchase agreement to execute between the company and investors, which may be used at company’s option and

●	coordinate money transfers to the company.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for the company’s securities, equivalent to $.055 per share. This fee will be refunded in the event the company does not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 100% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is 6,329 shares of Common Stock, or $10,000, plus the StartEngine processing fee of 3.5%.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with The Bryn Mawr Trust Company (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Bryn Mawr Trust Company is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of The Bryn Mawr Trust Company’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to the company’s agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company. Based on the assumed maximum amount that WiGL might owe StartEngine Primary, it estimates the deposit hold could be for up to $84,000.

StartEngine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. The company will not issue shares in physical or paper form. Instead, its shares will be recorded and maintained on the company’s stockholder register.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Bonus Shares for StartEngine OWNers

Certain investors in this offering are entitled to 10% Bonus Shares of the company’s Common Stock (effectively a discount on the price paid per share). For example, anyone who is a member of the StartEngine OWNers bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the OWNer’s Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

Receipt of Bonus Shares pursuant to the OWNers bonus program are not cumulative with the Bonus Shares eligible to be received pursuant to the Regulation CF Benefits and Volume Perks described below.

Perks and Additional Bonus Shares

Certain investors in this offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) equal to 20% of the shares they purchase, depending upon perks described below. Investors receiving the 20% bonus will pay an effective price of approximately $0.95 per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the full share price of $1.58 for the purchased shares, and not any Bonus Shares.

Volume Perks

$5,000+: WiGL Platinum

●	5% bonus shares

●	Exclusive early access to WiGL enabled products

$50,000+: WiGL Angel

●	15% bonus shares”

●	Exclusive early access to WiGL enabled products

$90,000+: WiGL Angel

●	Receive an exclusive WiGL “Angels” Shirt

●	20% bonus shares

●	Exclusive early access to WiGL enabled products

**All perks occur when the offering is completed.

We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing.

Provisions of Note in the Company’s Subscription Agreement

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Virginia, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the company believes the provision benefits us by providing increased consistency in the application of Virginia law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $20,000,000 the net proceeds of this offering would be approximately $18,515,000 after subtracting fixed fees of $85,000 to cover legal, accounting and Edgarization expenses of the offering in addition to any commissions owed. If WiGL successfully raises the maximum amount under this raise the company intends to use the proceeds for research and development, working capital needs, employment related needs and marketing.

Assuming a raise of $15,000,000, representing 75% of the maximum offering amount, the net proceeds would be approximately $13,865,000 after subtracting fixed fees of $85,000 to cover legal, accounting and Edgarization expenses of the offering in addition to any commissions owed. If WiGL successfully raises the maximum amount under this raise the company intends to use the proceeds to for research and development, working capital needs, employment related needs and marketing.

Assuming a raise of $10,000,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $9,215,000 after subtracting fixed fees of $85,000 to cover legal, accounting and Edgarization expenses of the offering in addition to any commissions owed. If WiGL successfully raises the maximum amount under this raise the company intends to use the proceeds to for research and development, working capital needs, employment related needs and marketing.

Assuming a raise of $5,000,000, representing 25% of the maximum offering amount, the net proceeds would be approximately $4,565,000 after subtracting fixed fees of $85,000 to cover legal, accounting and Edgarization expenses of the offering in addition to any commissions owed. If WiGL successfully raises the maximum amount under this raise the company intends to use the proceeds to for research and development, working capital needs, employment related needs and marketing.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

Please see the table below for a summary the company’s estimated intended use of proceeds from this offering:

	$5 Million Raise	$10 Million Raise	$15 Million Raise	$20 Million Raise
Offering Proceeds
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Offering Expenses (1)	$260,000	$435,000	$610,000	$785,000
Investor Fee	$175,000	$350,000	$525,000	$700,000

Total Proceeds Available for Use	$4,565,000.00	$9,215,000.00	$13,865,000.00	$18,515,000.00

Estimated Expenses
Research & Development	$520,312.50	$1,040,625.00	$1,560,937.50	$2,081,250.00
General & Administrative	$2,923,925.00	$5,878,930.00	$8,834,675.00	$11,790,050.00
Sales & Marketing	$1,040,625.00	$2,081,620.00	$3,121,875.00	$4,162,500.00

Total Expenditures	$4,484,862.50	$9,001,175.00	$13,517,487.50	$18,033,800.00

Working Capital Reserves	$80,137.50	$213,825.00	$347,512.50	$481,200.00

(1)	Includes fixed fees of $85,000 to cover legal, accounting, and Edgarization expenses of the offering in addition to any commissions owed.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Background

Wireless Electrical Grid LAN, WiGL Inc. was incorporated on February 26, 2020 under the laws of the state of Virginia, and is headquartered in Hampton, VA. The company is engineering the technology to enable consumers to ditch cords and wires and operating their devices on the move or recharge their battery while they use their device wirelessly. By expanding the engineering behind the company’s patent, the company through wireless energy pioneering intends to bring consumers the ability to synchronize, create and sell products that manage and reduce costs associated with wirelessly powering devices.

The idea for WiGL came from our founder’s work with previous entities, specifically Glover 38th St Holdings, LLC (“G38”). G38 is a government consulting company formed in 2012. Dr. Glover is the CEO of G38. G38 assisted the United States Air Force Research Lab with the development of 5G for Advanced Training Waveforms (“5G ATW”).

During the 5GATW government tests, Dr. Glover realized that in addition to the data provided by 5G technologies, there was also a need for power to those same devices. In 2017, Dr. Glover and Cherif Chibane, under contract to G38, began to solve, what they deemed “the wireless electrical power challenge.” During May 2018, a utility patent was granted to Dr. Glover and Mr. Chibane by the U.S. Patent Office.

In 2019, the patent was assigned to G38 so that WiGL could continue prototyping and advancing the technology. On March 3, 2021, the patent and the associated trademark was assigned to WiGL.

Milestones

We believe in our patented technologies, successful research initiatives, and market traction. Below is a list of milestones that we have achieved since inception.

From 2020 until present, we achieved the following milestones:

●	WiGL contracted RFD diagnostics to demonstrate far-field wireless power over 3 feet with a single transmitter and multiple light emitting diode receivers.

●	Awarded a contract to demonstrate WiGL in a fighter helmet for the Department of Defense demonstrations at the WiGL’s World Fair 2.0 at Altus Air Force Base.

●	WiGL contracted Florida International University to demonstrate wireless power over 3 feet with a single transmitter and a single receiver to recharge a capacitor connected to a cellphone, thereby, demonstrating

●	capabilities similar to the fighter helmet. We proved that WiGL can recharge a cellphone at a VA Tech Research Center’s Tech Talk using commercially

●	available off the shelf products; modified so that they were WiGL enabled.

●	WiGL was awarded an AFWERX Wireless Power Small Business Innovation Proposal (SBIR) in 2021.

●	WiGL contracted Florida International University to demonstrate wireless power over 3 feet with a multiple

●	transmitters and a single receiver to recharge a capacitor connected to a cellphone, while the cellphone was in motion.

●	WiGL is partnering with competitors that have since become partners, with the intent that WiGL enabled offerings can begin entering the Department of Defense market by the end of Q4 2022.

●	During Interim 2022, the Company entered into a contract with the Department of Defense that included eight tasks for a total contract amount of $749,999. As of January 31, 2023, 2022, five phases of the contract has been completed. Below is a description of the 8 tasks:

TASK #	DESCRIPTION
1-3	Create prototypes of the transmitters (Tx) and receivers (Rx)
4	WiGL engineers demonstrate to the Department of Defense a Tx network and a roaming Rx in the laboratory. Complete a mock trial of Task 6.
5

Update and design WiGL’s World Fair 2.0 (“WWF 2.0”) based on Department of Defense feedback from Task 4.

Information required by the Department of Defense to describe the WiGL’s World Fair 2.0 includes, but is not limited to the following: size of fair, number of devices to be included in the fair, location of the demonstrations, participants, etc.

6

A demonstration of the WWF 2.0

Location: Department of Defense base.

Participants: Individuals that are on active duty. WiGL engineers will not be running the demonstration.

Device in Use by Participants: mission critical devices sued by the participants.

7	Roadmap for the Department of Defense to purchase additional Tx, Rx and WiGL eNERGY devices. Request for additional funding.
8	Final report.

●	During 2022 WiGL performed a successful lab demonstration of both a PowerCast and Energous WiGL-enabled transmitter network for the Department of Defense.

●	During 2022 WiGL performed a successful lab demonstration of both a PowerCast and Energous WiGL-enabled receiver, plus PowerBank to recharge an Apple and Samsung cellphone on a touchless Wireless Power Transfer (tWPT) network.

●	During 2022 WiGL performed a successful lab demonstration of the Saltwater Generator (“SWG”): WiGL eNERGY.

●	In January 2023, the company demonstrated the SWG and tWPT, live, to the Air Force Installation Mission Support Center and Air Force Security Forces Center.

●	WiGL is contracted to demonstrate the WiGL’s World Fair 2.0 at Altus Air Force Base in the Spring/Summer of 2023.

●	During 2022 WiGL began manufacturing SWG prototypes and minimally viable products. The company intends to commercialize these product in 2024-2026.

●	In 2022, WiGL was awarded a $75,000 contract with AFWERX for its patented peer-to-peer power sharing using tWPT and/or wired resources.

Vision

Imagine getting electric power the same way we wirelessly get to the internet. WiGL allows for powering or recharging devices using our over-the-air wireless electrical power network. We aim to power consumer, business, and technical devices on the move, or recharge batteries while using those devices. Our vision is for people across the globe to simply ask, “how do I get on your WiGL network?” WiGL intends to be the most widely recognized brand name for all things related to wireless power delivery.

We envision a future of WiGL everywhere, from your home kitchen to city hall. Imagine a world where essential power is made available worldwide via WiGL enabled transmitters embedded in streets, on light poles, and TVs, powering everything from your Christmas tree to cell phone cases to military devices. Imagine a world where WiGL’s competitors become partners that make and sell WiGL enabled products to enable seamless meshed networks of WiGL touchless wireless power on the move.

Market Overview

The wireless and wired charging solutions market is estimated to grow to $25 billion in 2022. The massive adoption of physical devices around the world that are now connected to the internet, all collecting and sharing data (the “Internet of Things or “IoT”), with 31 billion devices already connected and 75 billion estimated by 2027 drives this remarkable growth. WiGL plans to significantly expand the wireless transmission market even beyond current predictions. Our goal is to replace the traditional wired segment, which represents a total available market of over $49 billion.

How WiGL Works

WiGL works just like traditional WiFi, however, instead of transmitting and receiving WiFi data, a WiGL enabled transmitter (“Tx”) uses the same raw radio frequency (“RF”) or light as noise but harvests the energy-noise as raw power.

●	WiGL converts AC or DC Smarter Power (“P/LAN”) into a two-way signal via a Tx.

●	The Tx then routes a directed WiGL signal to a known receiver connected to or within a smart device.

●	The receiver then converts the EMR or RF signal into DC to harvest the power.

●	The receiver power is then stored or used to power the device.

Like cellphone towers, WiGL Tx’s are smartly connected allowing for near endless distance.

To support smarter, greener power, we intend to produce an additional offering - WiGL eNERGY Units (“WiGL eNERGY Units”). The WiGL eNERGY Units will function as a self-generating power router for energy transmission that enables remote location mesh networks. In other words, if you are going off the grid you can take WiGL with you.

We believe our patented technologies may provide greater security, cleaner and less wasteful energy, and increases efficiency by using the same signals that deliver your WiFi.

Recently, our developing services were successfully demonstrated at VA Tech Research Center’s Tech Talk with Florida International University. This demonstration involved both use in a pilot helmet for the Department of Defense, as well as with a common cell phone. WiGL used modified off the shelf products to show that WiGL technologies could be available soon, via partnerships.

The Problem that WiGL Solves

Limited battery technologies can’t keep up IoT. IoT devices operate 24/7 and are mainly operated by batteries. However, even the latest battery technology has limited autonomy, long charge-times, high costs, harsh environmental impact, and risks of accidents. All of these issues can restrain the power and potential to fully implement IoT into our lives. Today’s definition of wireless must also include wireless electrical power to overcome battery limitations or 24/7 mobile power needs.

We believe that portable electronic devices are at the heart of the IoT revolution. At WiGL, we’re aiming to shift the paradigm where IoT devices are no longer dependent on batteries and their drawbacks. This way, our customers can realize the full potential of IoT, with invaluable benefits for people, companies, and governments, collectively, our target user base. WiGL aims to become an essential mobile service for small devices that use batteries, up to larger devices that can be recharged via a WiGL enabled case (for example, a cellphone case).

Development Roadmap

WiGL is still currently in early developmental stages. Currently, there are leaders in the wireless power industry that WiGL intends to leverage via a B2B partnership to create WiGL enabled products. Specifically, on November 1, 2020 we entered into a Consultancy Agreement with Guinn Partners to build three new developmental prototypes in support of upcoming demonstrations for the Department of Defense via our compete-mates (competitors turned into partners):

●	A small WiGL enabled transmitter that plugs into a home or business electrical outlet. We believe this prototype will be delivered to the Air Force by August 2022.

●	WiGL enabled phone case receivers that recharge your battery on the move. We believe this prototype will be delivered to the Air Force by August 2022.

●	WiGL enabled receivers for autonomous robots and drones. We believe this prototype will be delivered to the Air Force by August 2022.

Beginning in in February 2021, WiGL has been selected by AFWERX & The National Science Foundation to pitch and advance the technology from government use to commercial applications.

During 2022 we pursed the following:

●	License agreements with compete-mates.

●	Created end-user products via our compete-mates manufacturing expertise for small battery powered devices.

●	Formed strong partnerships with market leaders through strategic and successful demonstrations of WiGL enabled Tx and Rx on manufacturer’s existing products.

●	Grew our sales team.

By December 31, 2023 we intend to reach commercial launch, leading to larger IoT device recharging at or near 5V at 1W. We intend to do the following so that we can reach commercial launch:

●	Acquire working space.

●	Acquire demonstration locations for commercial and residential paradigm shift to wireless power.

●	Acquire assets to strengthen WiGL’s balance sheet and market valuation.

●	Acquire in-house manufacturing capabilities.

SBIR Phase II Contract

In March 2022, we were granted a contract with the US. Air Force (USAF) through the USAF’s SBIR Phase II contract process. Under this contract, we intend to further develop, deploy, and integrate WiGL’s technology with the U.S. Air Force. The following set out the deliverables and their scheduled delivery:

Deliverable	Description	Delivery Date
1	Complete preliminary design of Meshed Transmitter Network. Determine applicable Receiver devices and number of Tx’s needed to support coverage area(s).	May 11, 2022
2	Analysis of Receiver harvesting rate	July 11, 2022
3	Experimental analysis of Receivers on the Transmitter network	August 11, 2022
4	Validation of numerical models	September 11, 2022
5	Complete the final design of 1,000 ft x 1,000 ft wireless power grid to include not less than 3 Rx dongles	November 11, 2022
6	Manufacturing and deployment of Transmitter nodes	January 11, 2022
7	Low-Rate Initial Production (LRIP), rapid deployment of WiGL enabled devices for Air Force personnel	February 11, 2023
8	Finalize customer plan for tech refresh.	March 11, 2023

Successful completion of this 12-month task schedule would result in working devices suitable for other branches of the Department of Defense and U.S. government. What we learn during this process will also better enable the company to reach the consumer market by having demonstrated viability of our technology.

As of January 31, 2023 we have completed 5 out of the 8 deliverable items.

SWG Product

During 2022 WiGL began manufacturing the prototype for SWGs. The company intends to commercialize this product for the Department of Defense during 2023 – 2026.

In early 2023, the company demonstrated the first minimum viable product, (“MVP”) to the Department of Defense. After modifications, two version are nearing completion of the “build of material” stage so that we can start manufacturing the products. We intend the first manufactured product will be a SWG backpack. The backpack has met initial testing requirements and can provide up to 24V at 50W output for one week. The second product we intend to manufacturer is the SWG water bottle. The water bottle can provide up to 12V at 1-10W for 24hrs.

Business: How we intend to make money

We intend to utilize an all-inclusive software subscription and hardware business-to-business model (“B2B”). We intend to generate revenue through the several pillars listed below.

●	Software subscription fees

○	Individuals via their cellular or eclectic power service provider: From $6.99 to $29.99 per month for individual subscribers. WiGL Inc will receive a shared portion of the service providers monthly submission fees.

○	Service providers of the software subscriber: For the B2B channel, WiGL will earn 10-20% of each monthly bill for software licensing.

●	Hardware licenses

○	We intend to charge approximately $0.20 for each device containing a WiGL enabled transmitter technologies and an additional $0.10 for each embedded or external WiGL enabled receiver technologies.

●	Direct equipment sales

○	Potential direct equipment sales include devices WiGL may make to generate electrical energy autonomously.

○	We intend to commercialize our products with WiGL enabled technology under “WiGL eNERGY”.

○	Devices such as our Salt Water Generator, which converts the chemical energy created by the saltwater reaction into usable electric power for a range of IoT devices, may range from $10 to $250.

●	Trademark & Standards licensing

○	We intend to negotiate trademark and/or standard licensing agreements, so that other companies can integrate WiGL into all wirelessly chargeable products that are non-exclusive models.

○	We also intent to market, license and sell the WiGL mark to manufactures, hotels, and airlines/airports, as “WiGL enabled” stickers or markings.

○	WiGL also intends to guide and license future standards, educational coursework and practitioner certifications.

Sales Strategy

WiGL’s sales strategy hinges on hiring and utilizing a full time team of Licensing Employees (“LEs”) and Product Development and Integration Employees (“PDIEs”) that will be trained and tasked with reaching out and forging partnerships with existing electronics technology hardware companies that have existing customer bases.

Phase 1 of sales outreach will span from December 2021 to December 2024, WiGL intends to target technology hardware companies such as Belkin, Dell, GE, and Cubic. Through leveraging Dr. Glover’s contacts within the Department of Defense, the company has also commenced discussions with certain companies providing diversified systems and services to the transportation and defense markets worldwide.

Phase 2 of sales outreach will span from December 2024 to December 2030. The company intends to target companies such as Sony, Apple, and Applied Materials. The structure of the sales force is comprised of LEs and PDIEs and will be led by the Chief Innovation and Partnering Officer. We believe that our product can become ubiquitous and so each LE will try to reach companies that have the ability to sell 10,000 subscription accounts per month and each PDIE will aim to capture companies that have the ability to purchase and/or co-produce more than 1 million transmitter and receiver licenses monthly.

Additionally, WiGL’s sales model is to approach each potential partner with WiGL already developed and demonstrated by the PDIE on or in the sales target’s product offerings. The company’s goal is to get the potential partner to license or white label.

Marketing

We intend WiGL to be associated with wireless power delivery, regardless of the product, service, competitor or manufacturer. To help achieve this goal, the company intends to utilize a variety of marketing strategies.

Website and Digital Marketing

WiGL has existing websites where visitors can find information about the company, its technology, partnering, and contact information. The company has hired a professional agency to design the website and optimize it for better search engine rankings. Search engine optimization of the website ensures that proper titles, meta descriptions, and keywords, both short- and long-tailed, are present on all pages of the website. The website will also feature a blog where industry-related topics will be regularly discussed.

WiGL will also devote part of its annual budget to digital marketing to drive brand awareness through activities such as YouTube videos and online contests. Digital marketing primarily focuses on Google Ads keyword advertising campaigns and the display network.

The company will also conduct advertising campaigns on social media to drive visitors and potential clients to its website. In addition to directly bring visitors to the website, the digital marketing campaigns will also build brand awareness by displaying the company’s logo and ads on numerous websites with visitors interested in limitless wireless power. Proper search engine optimization and successful digital marketing campaigns will be among the key growth and development factors of the company. We believe, online marketing and promotional efforts will help the company rank higher in search engine result pages, which will lead to an increased number of visitors and, consequently, B2B clients, driven by end-user demands for WiGL enabled products.

Online Paid Advertising

The company will also invest in online advertising to help drive potential B2B partners into licensing agreements. This will include pay-per-click advertising using Google Ads, YouTube, Chat Apps and may also include other ad platforms such as pay-per-impression systems like Facebook-sponsored posts. WiGL will target these online ads to specific demographics and interest groups using keywords and search phrases designed to elicit a response from targeted businesses.

Social Media

WiGL will have strong and ever present-branding on social media pages, including Facebook, Instagram, and LinkedIn. The company will communicate its updates and news on these influential social media sites. Due to its B2B focus, the company’s LinkedIn page will be the most active manifestation of its social media presence for licensing. All other social media platforms will be used to ensure WiGL is synonymous with wireless power. We believe, an ever-expanding social media presence is considered beneficial in the modern business environment. Therefore, WiGL will consider the expansion of its communication efforts to additional social media sites and new trends and platforms emerge.

Trade Shows

The company will identify relevant trade events, local trade fairs, and conferences in the industry. The company will target major players at each tradeshow and seek partnerships to be part of multiple exhibits. WiGL also intends to co-sponsor events and make large areas within the trade shows WiGL enabled shot spots. By participating in such activities, the business can stay abreast of industry trends while also cultivating new contacts, developing business alliances, brand awareness and meeting with potential partners in person.

Competition

WiGL’s primary advantages are its patented wireless charging range and mesh networking capabilities. Though Energous and Huawei are WiGL’s closest competitors, they do not have the long distance range capabilities as does WiGL. Our other direct and patented advantage over existing competitors is our approach to mesh networking, which we designed for military applications.

We believe WiGL has a 3-year technology development lead time of engineering and prototyping for the Department of Defense applications.

Production/Suppliers

The company is not currently in mass production, however, when full production begins the company believes that its key components will be supplied by four United States companies.

Research and Development

Research and development costs include partnerships with universities to advance Ad Hoc meshed networking capabilities such as better harvesting of beam forming RF by the WiGL enable receiver, better tracking of the receiver by the WiGL enabled transmitters, better capacitor management based on the IoT device needing to be recharged.

Employees

WiGL currently has 6 full-time employees and 5 part-time employees.

Intellectual Property

The company relies on its intellectual property. As of January 31, 2023, the company has the following patents or trademarks granted or pending:

●	The U.S Patent #11557927 was awarded on January 17, 2023.

●	The U.S Patent #11557928 was awarded on January 17, 2023.

●	The U.S Patent #11557926 was awarded on January 17, 2023.

●	The U.S Patent #11462949 was awarded on October 4, 2022.

●	The U.S. Patent #9985465 was awarded on May 29, 2018. The useful life of the patent is 20 years from the date of application.

○	The world-wide patent was issued in January of 2021.

●	The U.S. Patent #10992158 was awarded on April 27, 2021. The useful life of the patent is 20 years from the date of application.

○	The world-wide patent is pending.

●	WiGL Registered Trademark Number: 6,124,530

●	WiGL Registered Trademark Number: 88,799,689

●	WiGL Registered Trademark Number: 88,799,209

●	WiGL Registered Trademark Number: 88,799,704

Regulation

We are subject to either Part 15 or Part 18 of the FCC rules because we are a company that produces wireless power transfer (WPT) devices operating at frequencies above 9 kHz are intentional radiators. The specific applicable rule part depends on how the device operates, and if there is communication between the charger and device being charged.

Devices specifically intended for use for wireless power transfer, or inductive charging, require FCC guidance for frequency exposure review. This includes Part 18 devices. It may be necessary for the responsible party (manufacturer) to seek guidance from the FCC on specific WPT devices by submitting a KDB inquiry, http://www.fcc.gov/labhelp.

Finally, it is possible that the power charging function could be approved under Part 15 rather than Part 18 if the device meets all of the requirements of the appropriate Part 15 rule.

Attachment 680106 D01 RF Exposure Wireless Charging Apps v03r01 provides general guidance on the information necessary to determine RF exposure evaluation and compliance requirements when submitting a wireless charging application inquiry.

Further, we intend to process, store, transfer and use data from or about our customers, including certain personally identifiable information and confidential information. These activities subject, or may subject, us to various federal, state, local and international laws and regulations regarding data privacy, protection, and security.

Litigation

The company has not been a party to any litigation.

THE COMPANY’S PROPERTY

The company initially entered into a lease agreements on December 11, 2017, for the property located at 1919 Commerce Drive, Suite 120, Hampton, Virginia 23666. The fourth amendment to the lease agreement commenced on February 1, 2023 and expires on January 31, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of WiGL and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

WiGL was incorporated on February 26, 2020, under the laws of the state of Virginia, and is headquartered in Hampton, VA. The company is engineering the technology to enable consumers to ditch cords and wires and operating their devices on the move or recharge their battery while they use their device wirelessly.

The financial statements in this filing as of: (i) June 30, 2022 (“Interim 2022”) June 30, 2021 (“Interim 2021”) are unaudited and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included.

Results of Operations

Years Ended December 31, 2021, and December 31, 2020, and the Six-Month Periods Ended June 30, 2022 and June 30, 2021

WiGL generated $49,894 in revenues for the period ended December 31, 2021.

The operating expenses for the year ended December 31, 2021, consisted of: (i) professional fees, (ii) advertising and marketing, (iii) general and Administrative costs, (iv) rent, (v) travel, (vi) consulting and contractor expense, (vii) payroll and related expenses and (iix) depreciation and amortization. Operating expenses totalled $1,835,926 compared to $135,994 for the period ended December 31, 2020. The increase in operating expenses was primarily driven by costs associated with building a new business. The increase costs included below:

●	The company spent $171,876 on professional fees for the period ended December 31, 2021 compared to $7,299 for the period ended December 31, 2020. The increase was as a result of expenses related to the financing efforts of the company.

●	The company spent $354,852 on advertising and marketing for the period ended December 31, 2021 compared to $1,044 for the period ended December 31, 2020. The increase was as a result of preparing for the launch of the company’s Regulation CF offering.

●	The company spent $348,562 on general and administrative for the period ended December 31, 2021 compared to $46,144 for the period ended December 31, 2020. The increase was as a result of costs associated with growing a new business.

●	The company spent $402,387 on consulting and contractor expense for the period ended December 31, 2021 compared to $11,847 for the period ended December 31, 2020. The increase was as a result of costs associated with growing a new business.

●	The company spent $506,974 on payroll and related expenses for the period ended December 31, 2021 compared to $63,110 for the period ended December 31, 2020. The increase was as a result of hiring additional personnel.

As a result of the foregoing, the company generated a net loss of $(1,859,309) for the period ended December 31, 2021.

The company’s net revenues for Interim 2022 was $50,000 and for Interim 2021 was $24,946. During Interim 2022, the company entered into a contract that included eight phases of the contract for a total contract amount of $749,999. For the period ending June 30, 2022, the company completed the first phase for revenue earned of $50,000. The remaining portion of the contract will be earned as the other seven phases are completed.

For Interim 2022, operating expenses were $1,336,264, for Interim 2021 operating expenses were $847,445 an increase of $488,819. The operating expenses consist of: (i) professional fees, (ii) advertising and marketing, (iii) general and administrative costs, (iv) rent, (v) travel, (vi) consulting and contractor expense, (vii) payroll and related expenses and (viii) depreciation and amortization. For Interim 2022 operating expenses related to research and development increased from $129,261 for Interim 2021 to $686,344 for Interim 2022, an increase of $557,083 or 431%. As described in Note 1 to the financial statements for the period ended June 30, 2022, the research and development costs include salaries, research materials and administrative costs. Salaries of executives included within the research and development costs for Interim 2022 totaled $417,361.92.

PERIOD	EXECUTIVE	SALARY
Interim 2022	Ahmad Glover	$155,559.98
Interim 2022	Craig Baker	$66,996.10
Interim 2022	Cherif Chibane	$78,987.73
Interim 2022	Robert Rickard	$37,566.88
Interim 2022	Marie Wise	$78,251.23

The company spent $74,335 on advertising and marketing for Interim 2022 as compared to $179,761 for Interim 2021. The decrease in spending was primarily related to the Regulation CF offering that occurred in Interim 2021. Finally, payroll and related expenses totaled $260,779 for Interim 2022 compared to $85,460 for Interim 2021. From January 2021 thru April 2021 no salaries were paid to employees. During Interim 2022 our team grew to 12 employees and compensation was owed to those employees. Accordingly, payroll and related expenses increased by $175,319 or 205% for Interim 2022.

As a result of the foregoing, the company generated a net loss of $(1,490,394) for Interim 2022 compared to a net loss of $(789,082) for Interim 2021.

Liquidity and Capital Resources

Year Ended December 31, 2021 and the Six-Month Periods Ended June 30, 2022 and June 30, 2021

The company’s current capital resources come from funds raised in a successful crowdfunding campaign, a Regulation CF offering, that has made cash available to the company for general operating purposes. The company has relatively low overhead. As the company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed.

On December 31, 2021 the company’s cash on hand was $300,669. For Interim 2022 the company’s cash on hand was $452,588. The company requires the continued infusion of new capital to continue business operations. The company has recorded losses since inception. As of Interim 2022 the company had a net loss of $(1,490,394) and an accumulated deficit of $(3,426,189).

The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

The company estimates that if it raised the maximum amount sought in this offering, it could continue its current rate of operations for 12-18 months without raising additional capital. The company’s current burn rate is approximately $100,000 per month.

As of December 22, 2022, the company has completed the following capital raising activity:

●	During 2020 the company entered in to a note payable agreement with G38 and received $24,054 pursuant to that agreement. This note payable has an interest rate of 7%. The company used the proceeds from this agreement for general operations. During the period ended June 30, 2021 the company paid in full the $24,054 outstanding amount owed.

●	On February 26, 2020 and amended January 1, 2021, the company and Glover 38 Holdings, LLC entered into a line of credit for up to $90,000. The company intends to use this line of credit for general operations. As of December 22, 2021, this line of credit has not been utilized.

●	During the year ending December 31, 2021, the company opened up a Regulation CF raise and sold 9,232,512 shares of common stock for gross proceeds of $4,837,428. There were $773,721 in net fees related to the raise as well as 169,283 of shares issued to StartEngine for services performed valued at $99,995. Of the gross proceeds, there was $207,079 placed in escrow and was distributed to the company on February 18, 2022.

●	On March 1, 2022, the company commenced a Regulation A offering. During the period of March 1, 2022 to December 31, 2022, the company sold 1,199,323 shares of common stock and issued 84,055 Bonus Shares for gross proceeds of $1,894,930. Of the gross proceeds, there was $106,147 placed in escrow to be distributed to the company in the near future. The company intends to use the proceeds from this offering for operations as described in its offering statement qualified on March 1, 2022.

In addition to the above, the company periodically invests in equity securities of public and non-public companies for business and strategic purposes. Investments in public companies are carried at fair value based on quoted market prices and totaled $375,298 during Interim 2022. Investments in equity securities of non-public entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer and totaled $6,257 during Interim 2022.

Further, during Interim 2022, the company received $752,973 in proceeds from sale of investments, and reinvested $4,448 of dividends into investments. During Interim 2022, the company also had unrealized losses of $133,677 and a loss on stock sales of $74,901.

Finally, during Interim 2022, the company invested an additional $1,710 in three companies via crowd funding. As the companies are not public and without a readily determinable fair value, the company accounts for these investments at cost, minus impairment in accordance with ASC 321.

Plan of Operations

WiGL intends to lead the market in wireless charging. As part of its plan of operations, the company intends to execute the following milestones over the course of the next 12 months:

●	Research and Development:

○	Demonstrate WiGL’s transmitter prototypes on a software controlled meshed network.

○	Demonstrate WiGL’s meshed network using competitor transmitters (WiGL enabled).

○	Acquire companies and location to demonstrate recharging on the go via the meshed network.

○	Demonstration of not less than 2 Apple phones being recharged while moving and operating.

○	Demonstrate WiGL’s meshed network in an operationally relevant environment for the Department of Defense.

○	Demonstrate WiGL’s patented ability to recharge a PowerBank using the tWPT.

●	Utilize working capital from the proceeds of this offering to:

○	Collaborate with external partners to miniaturize the transmitters and receivers in their devices.

○	Acquire companies to embed WiGL enabled receivers into existing phones, laptops, and mobile devices (key fobs, TV remotes, etc.)

○	Work with and/or acquire competitors to transition their transmitters into WiGL enabled for near infinite mobility.

●	Company Employment

○	Hire up to 50 subject matter experts.

●	Marketing roll out

○	Develop market awareness of the WiGL brand via marketing strategies such as website and digital marketing, social media, tradeshows, and online paid advertising.

○	Use social media influencers to move the end user to request WiGL enabled offerings in their exiting IoT battery powered devices.

●	Strategic Acquisitions

○	Acquire businesses and/or properties related to wired, solar and wireless power. WiGL will modify the products offered by the acquisition targets so that these products can be WiGL enabled.

SBIR Phase II Contract

Over the next 12 months, we will also work to deliver on the SBIR Phase II contract awarded to the company on March 8, 2022. This contract includes eight separate deliverables over the course of the 12 months. Each deliverable will result in revenues to the company on the following schedule:

Deliverable	Delivery Date
1	May 11, 2022
2	July 11, 2022
3	August 11, 2022
4	September 11, 2022
5	November 11, 2022
6	January 11, 2022
7	February 11, 2023
8	March 11, 2023

This represents total potential revenues of $749,999 to the company. Amounts will only be earned as revenue upon timely delivery to the U.S. Air Force.

As of January 31, 2023 the company has met 5 out of the 8 deliverables.

Trend Information

Historically, the technology has been expensive to integrate. However, due to WiGL’s relatively inexpensive component integration we believe that WiGL is poised to enter and disrupt the market.

The most prominent factors that drive the wireless charging market growth are the following:

●	Increase in connected mobile devices via the Internet of Things;

●	Increase in sales of electric vehicles;

●	Constantly evolving portable electronics; and

●	Wearables market.

The global power electronics market size is projected to grow from USD 35.1 billion in 2020 to USD 44.2 billion by 2025, at a CAGR of 4.7%. The increasing focus on the use of renewable power sources across the globe, growing adoption of power electronics in the manufacturing of electric vehicles, and increasing use of power electronics in consumer electronics are the major factors driving the growth of the power electronics market.

Conversely, similar to most original equipment manufacturers (“OEM’s”), the power electronics market in 2020 was affected by the impact of COVID-19. OEM’s generally, have experienced a decline in demand for end-products, which ultimately will affect the growth of the power electronics market.

On balance, we believe that WiGL, despite the effects of COVID-19 on the market as a whole is poised to be a leader in the wireless charging market.

Recent Offerings of Securities and Outstanding Debt

●	In January 2021 the company entered in to a line of credit with G38 in the amount of $90,000. The company intends to use this line of credit for general operations. As of December 22, 2021 this line of credit has not been utilized.

●	During 2020 the company entered in to a notes payable agreement with G38 and received $24,054 pursuant to that agreement. The note payable had an interest rate of 7%. During the period ended June 30, 2021 the company paid in full the $24,054 outstanding amount owed. The company used the proceeds from this agreement for general operations.

●	During the year ending December 31, 2021, the company opened up a Regulation CF raise and sold 9,232,512 shares of common stock for gross proceeds of $4,837,428. There were $773,721 in net fees related to the raise as well as 169,283 of shares issued to StartEngine for services performed valued at $99,995. Of the gross proceeds, there was $207,079 placed in escrow and was distributed to the company on February 18, 2022.

●	On March 1, 2022, the company commenced a Regulation A offering. During the period of March 1, 2022 to December 31, 2022, the company sold 1,199,323 shares of common stock and 84,055 Bonus Shares for gross proceeds of $1,894,930. Of the gross proceeds, there was $106,147 placed in escrow to be distributed to the company in the near future. The company intends to sue the proceeds from this offering for operations as described in its offering statement qualified on March 1, 2022.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the company’s officers and directors as of December 31, 2022. All of the officers and directors work with the company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers: Directors:
Dr. Ahmad Glover	Chief Executive Officer	52	February 26, 2020 until present.	40
Directors:
Dr. Ahmad Glover	Director	52	February 26, 2020 until present.	10
Key Employees
Craig Baker	Chief Operating Officer	52	June 2021 – present (1-year extendable)	40
Cherif Chibane	Chief Technology Officer	63	April 2020 – present (1-year extendable)	40
Marie Wise	Chief Innovation Officer	61	April 2020 – present (1-year extendable)	40

Dr. Ahmad Glover: Founder, CEO and Director

Dr. Glover serves as the President and founder of WiGL Inc and interim CEO. He is the CEO of Glover 38th St Holdings, LLC since April 2012. Dr. Glover has successfully directed and managed large-scale energy transfer programs for the U.S. military since 1988 until present. He served as a strategic technical advisor for the Federal Aviation Administration, numerous municipal governments, and private industry companies. Dr. Glover served 23 years in the U.S. Air Force, from 1988 to 2011 where he led high-tech acquisitions programs overseeing multi-billion-dollar space and special operations programs. He successfully helped create numerous start-ups and spin off for the Air Force. After retirement, he successfully positioned companies such as CPS Professional Services for acquisition in 2014.

Cherif Chibane: Chief Technology Officer

Mr. Chibane serves as the lead scientist and technology officer since April 2020. In addition, he is currently Chief Technology Officer for Aurostech since April 2018. Mr. Chibane is a world-renowned scholar and noted expert with our 30+ years’ experience in the of radio frequency energy transfer beginning in March 1983 as a engineer at Tech Labs. As an executive, Mr. Chibane has successfully managed high-tech programs at Draper Laboratories from July 2010 to January 2014, Massachusetts Institute of Technology (MIT) from February 2014 to April 2018 BAE Systems from February 2002 to July 2010, and AuresTech from April 2018 to present. Mr. Chibane assisted in the development of WiGL and knows the technology and its scope. He’s successfully positioned numerous start-ups for acquisition.

Marie Wise: Chief Innovation and Partnering

Mrs. Wise serves as the lead business development officer since April 2020. As director, Mrs. Wise has 20+ years of experience in Business Development for the Semiconductor Industry from April 2002 starting with Fujikin of America to April 2018 with Materion Corporation. Mrs. Wise assisted in the development of the WiGL strategic plan and knows how to identify new development opportunities and implement innovative growth- related initiatives.

Craig Baker: Chief Operating Officer

Mr. Baker has served as the Chief Operating Officer since June 2021. Mr. Baker leads WiGL’s development of products and commercial needs for the Department of Defense. Mr. Baker retired from the United States Air Force with the rank of Brigadier General in 2021. His career spanned three decades and six continents, from 1992 to 2021. While serving as a member of the United States Air Force he realized the importance of openness to new technology in maintaining the Air Force’s battlefield superiority in the world.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2022, the company compensated its three highest paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Dr. Ahmad Glover	Founder, CEO and Director	$323,718.11	$0	$323,718.11
Cherif Chibane (1)	Chief Technology Officer	$78,987.73	$203,512	$282,499.73
Marie Wise	Chief Innovation and Partnering	$16,444.39	$0	$16,444.39
Robert Rickard (2)	Chief Software Officer	$66,475.88	$140,164.59	$206,640.47
Craig Baker	Chief Operating Officer	$142,126.77	$0	$142,126.77

(1)	Cherif Chibane’s company, AuresTech received “other compensation” for hardware development.
(2)	Robert Rickard’s company, RCG received the “other compensation” for software development.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of this Offering Circular the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Dr. Ahmad Glover	Common Stock	Dr. A. Glover 1919 Commerce Dr Ste 120 Hampton, VA, 23666	74,012,549 Shares	--	72.39%

(1)	The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Dr. Ahmad Glover: Beneficial owner, Founder and acting CEO

●	During the period ended December 31, 2020, since Inception, Dr. Ahmad Glover contributed funds for operations. These contributions totaled $56,650 and are recorded under “Common Stock” on the balance sheet.

●	Dr. Ahmad Glover assigned the following to WiGL Inc.:

○	WiGL trademark(s); names and mark

■	WiGL Registered Trademark Number: 6,124,530.

○	U.S. Patent Number: 9,985,465, dated May 29, 2019

■	Assigned by a second entity, in which Dr. Glover is the controlling shareholder, Glover 38th St Holdings, LLC (“G38”).

○	Dr. Glover, received 83,600,000 founder shares of WiGL Inc in return for the assignments listed above.

○	Note: a portion of these shares were issued to Key Employees that were hired in 2021

○	The contribution of the patents and patent pending was recorded at cost in the amount of $30,368.

●

During the period ended June 30, 2021, the company advanced $100,000 to the company’s CEO, in advance of his annual salary. This balance has been resolved as of December 31, 2022. This debt was paid in full via an equity transfer from the CEO back to WiGL Inc.

During the period and year ended December 31, 2021, the Company advanced funds for expenses on behalf of the CEO and the CEO's other company, Glover 38th St Holdings, LLC (“G38). The balance of the related party receivable was $371,846 as of June 30, 2022, and $351,978 as of December 31, 2021. There is no maturity date on the advance, and repayment is owed on demand by the Company. This debt was paid in full via an equity transfer from the CEO back to WiGL Inc.

Glover 38th St Holdings, LLC: Dr. Ahmad Glover is the controlling shareholder of G38

●	On February 26, 2020, G38 and the company entered into loan agreement. Pursuant to this loan agreement, the company agreed to pay G38 $24,054 at 7% annual interest rate. During the period ended June 30, 2021 the company paid in full the $24,054 outstanding amount owed.

●	In January 2021 the company entered into a line of credit with G38 in the amount of $90,000. As of December 22, 2021, the line of credit has not been utilized.

RCG Holdings, LLC (“RCG Holdings”) and Robert Rickard

●	Robert Rickard was the Chief Software Officer, formerly the COO of the company and the owner of RCG Holdings.

●	On February 26, 2020, the company entered into a contract with RCG Holdings for revenues in the amount of $60,000

●	In April 2020, Mr. Rickard was hired by the company to serve as the Interim COO.

●	In April 2021, Mr. Rickard became the Chief Software Officer (“CSO”). As of December 2021, Mr. Rickard, continued to serve as contracted CSO via RCG Holdings. In August 2022 RCG Holdings was no longer supporting the company as the CSO.

SECURITIES BEING OFFERED

General

The company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the company is qualifying up to 12,658,228 shares of Common Stock, plus up to 3,797,468 shares of Common Stock to be issued as Bonus Shares, and up to 253,165 shares of Common Stock to be issued to StartEngine Primary, LLC as commission.

The following description summarizes important terms of the company’s capital stock. This summary does not purports to be complete and is qualified in its entirety by the provisions of the Certificate of Amendment to the Articles of Incorporation, the Articles of Incorporation and its Bylaws, Certificate of Amendment to the Bylaws and the Certificate of Amendment to the Bylaws dated November 19, 2021, copies of which will be filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of WiGL’s capital stock, you should refer to its Certificate of Amendment to the Articles of Incorporation, the Articles of Incorporation and its Bylaws, Certificate of Amendment to the Bylaws, the Certificate of Amendment to the Bylaws dated November 19, 2021 and applicable provisions of the Virginia Corporation Law.

Immediately following the completion of this offering, WiGL’s authorized capital stock will consist of 500,000,000 shares of Common Stock, no par value per share.

As of December 31, 2022, the outstanding shares of WiGL included:

●	94,285,373 shares of Common Stock.

Common Stock

The company has authorized 500,000,000 shares of Common Stock. As of December 31, 2022, 94,285,373 shares of Common Stock are outstanding.

Voting Rights

Each holder of Common Stock has the right to one vote per share of Common Stock and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

Other Rights

The Common Stock is redeemable by any holder thereof.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its shareholders could receive less information than they might expect to receive from more mature public companies.

Wireless Electrical GRID LAN, WiGL Inc.

A Virginia Corporation

Financial Statements

June 30, 2022

Wireless Electrical GRID LAN, WiGL Inc.

FINANCIAL STATEMENTS

June 30, 2022

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

BALANCE SHEETS

June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$452,588	$300,669
Employee advance	68,750	100,000
Funds in escrow	44,496	207,079
Investment in securities	375,298	1,332,401
Inventory	3,911	3,911
Total current assets	945,043	1,944,060

Property and equipment, net	46,711	62,012
Equity investments	6,257	4,547
Related party receivable	371,846	351,978
Patents, net	133,275	59,370
Trademarks	28,623	21,633
Total assets	$1,531,755	$2,443,600

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,921	128,675
Total current liabilities	10,921	128,675

Long-term liabilities	-	-
Total liabilities	10,921	128,675

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, 500,000,000 shares authorized, 93,547,389 and 93,001,995 no par value shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	4,947,023	4,250,720
Accumulated deficit	(3,426,189)	(1,935,795)
Total stockholders’ equity	1,520,834	2,314,925
Total liabilities and stockholders’ equity	$1,531,755	$2,443,600

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included. No assurance provided.

See accompanying notes to the financial statements.

Wireless Electrical Grid LAN, WiGL, INC.

STATEMENTS OF OPERATIONS

For the six months ending June 30, 2022 and 2021 (Unaudited)

	June 30, 2022	June 30, 2021
Revenues	$50,000	$24,946
Total revenue	50,000	24,946

Operating expenses:
Professional fees	81,566	88,807
Advertising and marketing	74,335	179,761
General and administrative	39,712	90,981
Rent	13,422	6,200
Travel	20,330	14,637
Consulting and contractor expense	143,256	248,983
Payroll and related expenses	260,779	85,460
Research and development	686,344	129,261
Depreciation and amortization	16,520	3,355
Total operating expenses	1,336,264	847,445

Loss from operations	(1,286,264)	(822,499)

Other income (expense)
Unrealized gain (loss)	(133,677)	30,442
Other income	-	3,000
Loss on stock sales	(74,901)	-
Dividend income	4,448	-
Penalty expense	-	(25)
Total other income (expense)	(204,130)	33,417

Net loss before income taxes	(1,490,394)	(789,082)
Provision for income taxes	-	-
Net loss	$(1,490,394)	$(789,082)

Basic and diluted loss per share	$(0.02)	$(0.00)

Weighted average number of common shares outstanding - basic & diluted	93,131,531	86,436,894

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included. No assurance provided.

See accompanying notes to the financial statements.

Wireless Electrical Grid LAN, WiGL, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the six months ending June 30, 2022 and 2021 (Unaudited)

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Equity
Balance on December 31, 2020	83,600,000	$87,018	$(76,486)	$10,532

Issuance of common stock for cash	7,252,940	4,212,032	-	4,212,032
Issuance of common stock to broker	132,205	(454,145)	-	(454,145)
Offering costs			-
Net loss	-	-	(789,082)	(789,082)

Balance on June 30, 2021	90,985,145	3,844,905	(865,568)	2,979,337

Balance on December 31, 2021	93,001,995	4,250,720	(1,935,795)	2,314,925

Issuance of common stock for cash	545,394	800,247	-	800,247
Offering costs	-	(103,944)	-	(103,944)
Net loss	-	-	(1,490,394)	(1,490,394)

Balance on June 30, 2022	93,547,389	$4,947,023	$(3,426,189)	$1,520,834

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included. No assurance provided.

See accompanying notes to the financial statements.

Wireless Electrical Grid LAN, WiGL, Inc.

STATEMENTS OF CASH FLOWS

For the six months ending June 30, 2022 and 2021 (Unaudited)

	June 30, 2022	June 30, 2021
Cash flows from operating activities
Net loss	$(1,490,394)	$(789,082)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	16,520	3,355
Unrealized (gain) loss on investments	133,677	(30,442)
Realized loss on securities	74,901	-
Changes in operating assets and liabilities:
Escrow and other receivables	162,583	(148,636)
Payroll advance to employee	11,382	-
Accounts payable and accrued expenses	(117,754)	11,185
Net cash used by operating activities	(1,209,085)	(953,620)

Cash flows from investing activities
Purchase of investments	-	(500,000)
Proceeds from sale of investments	752,973	-
Reinvestment of dividends and capital gains into investments	(4,448)	-
Purchase of equity investments	(1,710)	(4,547)
Intangible application expenditure	(82,114)	(12,655)
Purchase of fixed assets	-	(65,826)
Net cash provided (used) by investing activities	664,701	(583,028)

Cash flows from financing activities
Proceeds from issuance of common stock	800,247	-
Offering costs	(103,944)	-
Payments on related party notes payable	-	(24,054)
Capital Contributions	-	3,094,785
Net cash provided by financing activities	696,303	3,070,731

Net increase in cash and cash equivalents	151,919	1,534,083
Cash and cash equivalents, beginning	300,669	-
Cash and cash equivalents, ending	$452,588	$1,534,083

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	-
Income taxes	$-	-

Non-cash transactions:
Owner contribution of patent	$-	$12,655
Proceeds from issuance of common stock held in escrow	$44,496	$663,102

In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included. No assurance provided.

See accompanying notes to the financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Wireless Electrical Grid LAN, WiGL Inc. (“the Company”) was incorporated on February 26, 2020 under the laws of the State of Virginia, and is headquartered in Hampton, VA. The Company is engineering technology to enable consumers to power their devices on the move or recharge their battery while they use their device wirelessly. By expanding the engineering behind the Company’s patents, the Company is bringing consumers the ability to synchronize, create, and sell products that manage and reduce costs associated with wirelessly powering devices.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year-end is December 31. The Company’s functional currency is United States Dollars and financial statement presentation is in United States Dollars. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company’s revenue recognition policy standards include the following elements:

●	Identification of the contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies the performance obligations.

During the six months ended June 30, 2021, the Company had a single contract for $49,894 that included two phases. The first phase included a preliminary technical report which was completed during the period. The revenue earned for completion of the first phase was $24,946. The remaining portion of the contract was earned in the second half of the year ending 2021. Revenue recognized utilizing the output method based on the attaining of certain milestones.

During the six months ending June 30, 2022, the Company entered into a contract that included eight phases of the contract for a total contract amount of $749,999. For the period ending June 30, 2022, the Company completed the first phase for revenue earned of $50,000. The remaining portion of the contract will be earned as the other seven phases are completed.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Our goal is to obtain, maintain and enforce patent protection for our products, formulation, processes, methods, and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information, and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. Our proprietary rights may not adequately protect our intellectual property and potential products, and if we cannot obtain adequate protection of our intellectual property and potential products, we may not be able to successfully market our potential products.”

We will depend upon the skills, knowledge, and experience of our scientific and technical personnel, as well as that of our advisors, consultants, and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and inventions for which patents may be difficult to obtain or enforce, we will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors, and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries, and inventions important to our business.

As of June 30, 2022, the Company has not yet commenced planned principal operations nor generated material revenue. The Company’s activities since inception have consisted of formation activities, product development, and efforts to raise additional capital.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies, and financial markets, leading to a global economic downturn. As a result, the Company experienced a negative impact to its operating results. Regarding future operations, the related financial impact and duration cannot be reasonably estimated at this time.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing and asset or liability. There are three levels that prioritize the inputs used in measuring fair value as follows:

●	Level 1: Observable market inputs, such as quoted prices (unadjusted) in active markets for identically assets or liabilities;

●	Level 2: Observable market inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3: Unobservable inputs where there is little or no market data, which require the reporting entity to develop its own assumptions.

All financial instruments on the balance sheets approximate their fair value other than those noted below.

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Stocks	$745,871	$-	$-	$745,871
Exchange Traded & Closed End Funds	15,544	-	-	15,544
Mutual Funds	570,986	-	-	570,986
Nonpublic company investments	-	-	4,547	4,547
	$1,332,401	$-	$4,547	$1,336,948

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Stocks	$361,014	$-	$-	$361,014
Exchange Traded & Closed End Funds	14,284	-	-	14,284
Nonpublic company investments	-	-	6,257	6,257
	$375,298	$-	$6,257	$381,555

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At June 30, 2022 and December 31, 2021, the Company had no items that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits. As of June 30, 2022 and December 31, 2021, there was $202,588 and $50,669 in cash that exceeded federal insured limits, respectively. No losses have been recognized as a result of these excess amounts.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

Inventory

Inventory is stated at the lower of cost or market value and is account for using the first-in-first-out method (“FIFO”). The Company analyzes inventory for any potential obsolescence and records impairment and obsolescence reserve against inventory as deemed necessary. During the periods ended June 30, 2022 and December 31, 2021, the Company determined no such impairment charge was necessary. The Company had $3,911 of inventory as of June 30, 2022 and December 31, 2021, respectively and was comprised of raw materials.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. All equipment determined to have a useful life of 5-10 years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the recorded asset cost and accumulated depreciation are removed from accounts and the net amount, less proceeds received from disposal, is charged or credited to other income or expense. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. No impairment was considered necessary at June 30, 2022 and December 31, 2021.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight-line method for financial statement purposes. The useful life of the patents are 20 years from the date of application. Management has determined that the acquired trademarks are indefinite-live intangible assets and therefore records no amortization expense but assesses it for impairment annually. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at June 30, 2022 and December 31, 2021.

Investments

The Company invests in equity securities of public and nonpublic companies for business and strategic purposes. Investments in public companies are carried at fair value based on quoted market prices and totaled $375,298 and $1,332,401 at June 30, 2022 and December 31, 2021, respectively. All subsequent changes in fair values recorded in the statement of earnings as a component of investment gains or losses.

Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer and totaled $6,257 and $4,547 at June 30, 2022 and December 31, 2021, respectively. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

Advertising Costs

The Company’s advertising costs are expensed as incurred. During the periods ending June 30, 2022 and 2021, the Company incurred $74,335 and $179,761 in advertising costs, respectively, recorded under the heading ‘Advertising and marketing’ in the statement of operations.

Research and Development Costs

Research and development costs, including salaries, research material, and administrative costs, are expensed as incurred.

Earnings/(Loss) per Share

Basic earnings per share is computed by dividing net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive potential common shares outstanding during the period. There were no adjustments included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

Recent Accounting Pronouncements

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. Management believes that the adoption of ASU 2016-16 has no impact on the Company’s financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entitiy’s Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. Management believes that the adoption of ASU 2020-06 will have no impact on the Company’s financial statements and disclosures.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As the new accounting pronouncements become effective, the Company will adopt those that are applicable under the circumstances.

Reclassifications

Certain prior period amounts were reclassified to conform for the manner of presentation in the current period. These reclassifications had no effect on the net loss or shareholders’ equity.

Subsequent Events

The Company has evaluated subsequent events through September 19, 2022, the date these financial statements were available to be issued and noted no material subsequent events for disclosure other than discussed below.

On August 1, 2022, the employee receivable of $68,750 was settled by the CEO’s return of 43,513 shares in the Company. The shares were valued at $1.58 per share.

In August of 2022, the Company sold an additional 295,513 in shares for $455,559.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company sustained a net loss of $1,490,394 and had negative operating cash flows for the period ended June 30, 2022. As of June 30, 2022, the Company had an accumulated deficit of $3,426,189 and limited liquid assets with $452,588 of cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plans to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow. No assurance can be given that the Company will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 3 – INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Patents issued	$43,023	$43,023
Patents pending	94,670	19,546
Trademarks	28,623	21,633
Total intangible assets	166,316	84,202
Accumulated amortization	(4,418)	(3,199)
Intangible assets, net	$161,898	$81,003

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

The US Patent #9985465 was awarded on May 29, 2018. The useful life of the utility patent is 20 years from the date of application. In January of 2021 a worldwide patent was issued which was based on the US utility patent issued in May of 2018. The Company began amortization of the worldwide patents over the remaining useful life of the underlying utility patent. There was amortization expense of $1,219 and $1,219 for the six months ending June 30, 2022 and 2021, respectively.

The Company continues to apply and work on other patents. The related attorney fees are recorded as patents pending and amortization will begin once the patents have been issued. The Company has also filed for multiple Trademarks. As the Company is able to extend the life of the Trademarks indefinitely, they are considered indefinite lived and not amortized. Should the Company allow any of the Trademarks to lapse, they will be expensed within that period.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Test equipment and PPE	$9,287	$9,287
Electronic Vehicle	62,728	62,728
	72,015	72,015
Accumulated depreciation	(25,304)	(10,003)
Property and equipment, net	$46,711	$62,012

Depreciation expense for the period and year ended June 30, 2022 and December 31, 2021, was $15,301 and $9,932, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2021, the Company advanced $100,000 to the Company’s CEO in advance of his annual salary and this remains outstanding at December 31, 2021. As of June 30, 2022 the outstanding balance is at $68,750.

Additionally, during the period and year ended June 30, 2022 and December 31, 2021, the Company advanced funds for expenses on behalf of the CEO and the CEO’s other Company. The balance of the related party receivable was $371,846 and $351,978 as of June 30, 2022 and December 31, 2021.

During the year ended December 31, 2021, the CEO increased the line of credit available to the Company to $90,000. As of December 31, 2020, the Company had an outstanding balance of $24,054 owed to the CEO. As of December 31, 2021, no amounts have been utilized of the line. During the year ended December 31, 2021, the Company drew an additional $3,825 on the loan and then made payments of $27,879 to bring the balance to zero.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

NOTE 6 – INVESTMENTS

During the year ending December 31, 2021 the Company invested in equity securities comprised of mutual funds and adopted ASU 2016-01, which requires equity investments to be measured at fair value with changes in fair value recognized in net income. The funds are publicly traded on an active market making them a level 1 on the fair value hierarchy. During the year ending December 31, 2021, the Company invested $1,759,399 into an Edwards Jones account, received $502,878 in proceeds from sale of investments, and reinvested $21,861 of dividends and capital gains into investments. During the year ending December 31, 2021, the Company had unrealized gains of $78,909 and a loss on stock sales of $24,890.

During the period ending June 30, 2022, the Company received $752,973 in proceeds from sale of investments, and reinvested $4,448 of dividends into investments. During the period ending June 30, 2022, the Company had unrealized losses of $133,677 and a loss on stock sales of $74,901.

During the year ending December 31, 2021, the Company invested $4,547 in 14 companies via crowd funding. During the period ending June 30, 2022, the Company invested an additional $1,710 in three companies via crowd funding. As the companies are not public and without a readily determinable fair value, the Company accounts for these investments at cost, minus impairment in accordance with ASC 321.

NOTE 7 – INCOME TAXES

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes based on the provisions promulgated by the Internal Revenue Service (“IRS”), which has a statute of limitation of three years from the due date of the return. As such, all tax years are open since the Company’s inception. The Company has completed its first year of operations and a full valuation against the projected deferred tax asset has been recorded.

The Company currently has a tax net operating loss carryforwards of approximately $4,800,000 for which it may receive future tax benefits. However, as of June 30, 2022 and December 31, 2021, no such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit. Based on the federal rate of 21% and the State of Virginia rate of 6%, which results in an effective combined tax rate of 26%, the deferred tax asset is $1,259,079 and the valuation allowance is $1,259,079 which nets to a deferred tax asset of $0 as of June 30, 2022 and December 31, 2021, resulting in an effective tax rate of 0%. The change in valuation during the period ending June 30, 2022 was $535,325.

See accompanying financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2022 (Unaudited)

The components of the Company’s deferred tax assets are as follows:

	June 30, 2022	December 31, 2021
Net operating loss carryforward	$4,842,611	$2,783,668
Total net operating loss carryforwards	$4,842,611	$2,783,668

Deferred tax asset on NOL	$1,259,079	$723,754
Less: Valuation allowance	(1,259,079)	(723,754)
Deferred tax asset, net	$-	$-

NOTE 8 – COMMON STOCK

The Company has authorized 500,000,000 shares of no par value common stock. As of June 30, 2022 and December 31, 2021, there was 93,547,389 and 93,001,995 shares of common stock issued and outstanding.

During the year ending December 31, 2021, the Company opened up a Regulation CF raise and sold 9,232,512 shares of common stock for gross proceeds of $4,837,428. There were $773,721 in net fees related to the fundraise as well as 169,283 of shares issued to StartEngine for services performed valued at $99,995. Of the gross proceeds, there was $207,079 placed in escrow and was distributed to the Company on February 18, 2022.

As a part of the fundraise, StartEngine approved a maximum amount of advances by StartEngine on behalf of the Company in the amount of $276,000. Of that amount, $155,000 was utilized by the Company, but was repaid from funds raised resulting in a zero balance owing as of December 31, 2021.

During the period ending June 30, 2022 sold an additional 545,394 shares of common stock for gross proceeds of $800,247. There were $103,944 in net fees related to the fundraise. Of the gross proceeds, there was $44,496 placed in escrow to be distributed to the Company in the near future.

See accompanying financial statements.

Wireless Electrical GRID LAN, WiGL Inc.

A Virginia Corporation

Financial Statements

For the year ending December 31, 2021

and period from February 26, 2020 (inception) to December 31, 2020

Wireless Electrical GRID LAN, WiGL Inc.

FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

To the Board of Directors of

Wireless Electrical Grid LAN, WiGL Inc.

Hampton, Virginia

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Wireless Electrical Grid LAN, WiGL Inc. (the “Company”) which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the year ended December 31, 2021 and for the period from February 26, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the for the year ended December 31, 2021 and for the period from February 26, 2020 (inception) to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company sustained net losses of $1,859,309 and $76,486 and had negative operating cash flows for the periods ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had an accumulated deficit of $1,935,795 and limited liquid assets with $300,669 of cash. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 28, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

BALANCE SHEETS

December 31, 2021 and 2020

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$300,669	$-
Employee advance	100,000	-
Funds in escrow	207,079	-
Investment in securities	1,332,401	$-
Inventory	3,911	5,911
Total current assets	1,944,060	5,911

Property and equipment, net	62,012	5,418
Equity investments	4,547	-
Related party receivable	351,978	-
Patents, net	59,370	29,607
Trademarks	21,633	-
Total assets	$2,443,600	$40,936

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$128,675	$6,350
Related party payable	-	24,054
Total current liabilities	128,675	30,404
Long-term liabilites	-	-
Total liabilities	128,675	30,404
Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, 500,000,000 shares authorized, 93,001,995 and 83,600,000 no par value shares issued and outstanding at December 31, 2021 and 2020, respectively	4,250,720	87,018
Accumulated deficit	(1,935,795)	(76,486)
Total stockholders’ equity	2,314,925	10,532
Total liabilities and stockholders’ equity	$2,443,600	$40,936

See Independent Auditor’s Report and accompanying notes to the financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

STATEMENTS OF OPERATIONS

For the year ending December 31, 2021 and period from February 26, 2020 (inception) to December 31, 2020

	For the year ending December 31, 2021	For the period from February 26, 2020 (inception) to December 31, 2020

Revenues	$49,894	$60,000
Total revenue	49,894	60,000

Operating expenses:
Professional fees	171,876	7,299
Advertising and marketing	354,852	1,044
General and administrative	348,562	46,144
Rent	12,718	1,100
Travel	26,887	3,918
Consulting and contractor expense	402,387	11,847
Payroll and related expenses	506,974	63,110
Depreciation and amortization	11,670	1,532
Total operating expenses	1,835,926	135,994
Loss from operations	(1,786,032)	(75,994)

Other income (expense)
Unrecoverable costs	(153,872)	-
Unrealized gain (loss)	78,909	-
Interest expense	(119)	(492)
Other income	5,000	-
Loss on stock sales	(24,890)	-
Dividend Income	15,867	-
Capital gain distributions	5,993	-
Penalty expense	(165)	-
Total other income (expense)	(73,277)	(492)

Net loss before income taxes	(1,859,309)	(76,486)
Provision for income taxes	-	-
Net loss	$(1,859,309)	$(76,486)

Basic and diluted loss per share	$(0.02)	$(0.00)

Weighted average number of common shares outstanding - basic & diluted	89,432,382	83,330,323

See Independent Auditor’s Report and accompanying notes to the financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the year ending December 31, 2021 and period from February 26, 2020 (inception) to December 31, 2020

	Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	Equity
Balance on February 26, 2020 (inception)	-	$-	$-	$-

Issuance of common stock	83,600,000	87,018	-	87,018
Net loss	-	-	(76,486)	(76,486)

Balance on December 31, 2020	83,600,000	87,018	(76,486)	10,532

Issuance of common stock	9,232,512	4,837,428	-	4,837,428
Issuance of common stock to broker	169,483	99,995	-	99,995
Offering costs	-	(773,721)	-	(773,721)
Net loss	-	-	(1,859,309)	(1,859,309)

Balance on December 31, 2021	93,001,995	$4,250,720	$(1,935,795)	$2,314,925

See Independent Auditor’s Report and accompanying notes to the financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

STATEMENTS OF CASH FLOWS

For the year ending December 31, 2021 and period from February 26, 2020 (inception) to December 31, 2020

	For the year ending December 31, 2021	For the period from February 26, 2020 (inception) to December 31, 2020
Cash flows from operating activities
Net income (loss)	$(1,859,309)	$(76,486)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	11,670	1,532
Unrealized gain on investments	(78,909)	-
Realized loss on securities	24,890	-
Changes in operating assets and liabilities: Inventory	2,000	(5,911)
Payroll advance to employee	(100,000)	-
Accounts payable and accrued expenses	122,325	6,350
Net cash used by operating activities	(1,877,333)	(74,515)

Cash flows from investing activities
Purchase of investments	(1,759,399)	-
Proceeds from sale of investments	502,878	-
Reinvestment of dividends and capital gains into investments	(21,861)	-
Purchase of equity investments	(4,547)	-
Intangible application expenditure	(53,834)	-
Loans to related party	(351,978)	-
Purchase of fixed assets	(65,826)	(6,189)
Net cash used by investing activities	(1,754,567)	(6,189)

Cash flows from financing activities
Proceeds from issuance of common stock	4,837,428	-
Subscription receivable	(207,079)	-
Offering costs	(673,726)	-
Payments on related party notes payable	(27,879)	-
Capital Contributions	-	56,650
Proceeds from notes payable, related party	3,825	24,054
Net cash provided by financing activities	3,932,569	80,704

Net increase in cash and cash equivalents	300,669	-
Cash and cash equivalents, beginning	-	-
Cash and cash equivalents, ending	$300,669	$-
Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	-
Income taxes	$-	-

Non-cash transactions:
Owner contribution of patent	$-	$30,368
Non-cash offering costs	$99,995	$-

See Independent Auditor’s Report and accompanying notes to the financial statements.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Wireless Electrical Grid LAN, WiGL Inc. (“the Company”) was incorporated on February 26, 2020 under the laws of the State of Virginia, and is headquartered in Hampton, VA. The Company is engineering technology to enable consumers to power their devices on the move or recharge their battery while they use their device wirelessly. By expanding the engineering behind the Company’s patent, the Company is bringing consumers the ability to synchronize, create, and sell products that manage and reduce costs associated with wirelessly powering devices.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year-end is December 31. The Company’s functional currency is United States Dollars and financial statement presentation is in United States Dollars. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company’s revenue recognition policy standards include the following elements:

•	Identification of the contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when, or as, the Company satisfies the performance obligations.

During the year ended December 31, 2021, the Company had a single contract for $49,894 that included two phases. The first phase included a preliminary technical report and the second phase was the final technical report, both of which were completed during the period. The revenue earned for each phase was $24,947 for a total of $49,894.

During the period ended December 31, 2020, the Company had a single contract for $60,000 with a related party in which there were four deliverables: System design, power management design, system build and demo. As of December 31, 2020, the Company had completed and been paid for all four of the deliverables for earned revenue of $60,000.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

As of December 31, 2021, the Company has not yet commenced planned principal operations nor generated material revenue. The Company’s activities since inception have consisted of formation activities, product development, and efforts to raise additional capital.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies, and financial markets, leading to a global economic downturn. As a result, the Company experienced a negative impact to its operating results. Regarding future operations, the related financial impact and duration cannot be reasonably estimated at this time.

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing and asset or liability. There are three levels that prioritize the inputs used in measuring fair value as follows:

•	Level 1: Observable market inputs, such as quoted prices (unadjusted) in active markets for identically assets or liabilities;
•	Level 2: Observable market inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs where there is little or no market data, which require the reporting entity to develop its own assumptions.

All financial instruments on the balance sheets approximate their fair value other than those noted below.

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Stocks	$745,871	$-	$-	$745,871
Exchange Traded & Closed End Funds	15,544	-	-	15,544
Mutual Funds	570,986	-	-	570,986
Nonpublic company investments	-	-	4,547	4,547
	$1,332,401	$-	$4,547	$1,336,948

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At December 31, 2021 and 2020, the Company had no items that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits. As of December 31, 2021, there was $50,669 in cash that exceeded federal insured limits. No losses have been recognized as a result of these excess amounts.

Inventory

Inventory is stated at the lower of cost or market value and is account for using the first-in-first-out method (“FIFO”). The Company analyzes inventory for any potential obsolescence and records impairment and obsolescence reserve against inventory as deemed necessary. During the periods ended December 31, 2021 and 2020, the Company determined no such impairment charge was necessary. The Company had $3,911 and $5,911 of inventory as of December 31, 2021 and 2020, respectively and was comprised of raw materials.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. All equipment determined to have a useful life of 5-10 years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the recorded asset cost and accumulated depreciation are removed from accounts and the net amount, less proceeds received from disposal, is charged or credited to other income or expense. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. No impairment was considered necessary at December 31, 2021 and 2020.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight-line method for financial statement purposes. The useful life of the patents are 20 years from the date of application. Management has determined that the acquired trademark is an indefinite-live intangible assets and therefore records no amortization expense but assesses it for impairment annually. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2021.

Investments

The Company invests in equity securities of public and nonpublic companies for business and strategic purposes. Investments in public companies are carried at fair value based on quoted market prices and totaled $1,332,401 and $0 at December 31, 2021 and 2020, respectively. All subsequent changes in fair values recorded in the statement of earnings as a component of investment gains or losses.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer and totaled $4,547 and $0 at December 31, 2021 and 2020, respectively. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

Advertising Costs

The Company’s advertising costs are expensed as incurred. During the year and period ended December 31, 2021 and 2020, the Company incurred $354,852 and $1,044 in advertising costs, respectively, recorded under the heading ‘Advertising and marketing’ in the statement of operations.

Research and Development Costs

Research and development costs, including salaries, research material, and administrative costs, are expensed as incurred.

Earnings/(Loss) per Share

Basic earnings per share is computed by dividing net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted- average number of common shares and dilutive potential common shares outstanding during the period. There were no adjustments included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right- of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. Management believes that the adoption of ASU 2016-16 has no impact on the Company’s financial statements and disclosures.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if- converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As the new accounting pronouncements become effective, the Company will adopt those that are applicable under the circumstances.

Reclassifications

Certain prior period amounts were reclassified to conform for the manner of presentation in the current period. These reclassifications had no effect on the net loss or shareholders’ equity.

Subsequent Events

The Company has evaluated subsequent events through April 28, 2022, the date these financial statements were available to be issued and noted no material subsequent events for disclosure.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

The Company sustained a net loss of $1,859,309 and $76,486 and had negative operating cash flows for the period ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had an accumulated deficit of $1,935,795 and limited liquid assets with $300,669 of cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plans to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow. No assurance can be given that the Company will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 3 – INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

	2021	2020
Patents issued	$43,023	$13,935
Patents pending	19,546	16,433
Trademarks	21,633	-
Total intangible assets	84,202	30,368
Accumulated amortization	(3,199)	(761)
Intangible assets, net	$81,003	$29,607

The US Patent #9985465 was awarded on May 29, 2018. The useful life of the utility patent is 20 years from the date of award. In January of 2021 a worldwide patent was issued which was based on the US utility patent issued in May of 2018. The Company began amortization of the worldwide patents over the remaining useful life of the underlying utility patent. There was amortization expense of $2,438 and $761 for the year and period ending December 31, 2021 and 2020, respectively.

The Company continues to apply and work on other patents. The related attorney fees are recorded as patents pending and amortization will begin once the patents have been issued. The Company has also filed for multiple Trademarks during the year ended December 31, 2021. As the Company is able to extend the life of the Trademarks indefinitely, they are considered indefinite lived and not amortized. Should the Company allow any of the Trademarks to lapse, they will be expensed within that period.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2021	2020

Test equipment and PPE	$9,287	$6,189
Electronic Vehicle	62,728	-
	72,015	6,189
Accumulated depreciation	(10,003)	(771)

Property and equipment, net	$62,012	$5,418

Depreciation expense for the year and period ended December 31, 2021 and 2020, was $9,232 and $771, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the period ended December 31, 2020 since inception, a shareholder and CEO of the Company contributed funds for operations. These contributions totaled $56,650 and are recorded under ‘common stock’ on the balance sheet. Further, the CEO contributed the Wireless Electrical Grid Utility Patent as well as the patent pending. The contribution of the patent and patent pending was recorded at the historical filing costs in the amount of $30,368 during the period ended December 31, 2020.

During the period ended December 31, 2020, the Company entered into a contract with a Company owned by the Company’s Chief Operating Officer (COO), for revenues in the amount of $60,000. See revenue recognition discussion in Note 1. The contract was entered into prior to the COO holding that position with the Company, however, became COO prior to the contract being completed.

During the year ended December 31, 2021, the Company advanced $100,000 to the Company’s CEO in advance of his annual salary and this remains outstanding at December 31, 2021. Additionally, during the year ended 2021, the Company advanced funds for expenses on behalf of the CEO and the CEO’s other Company. The balance of the related party receivable was $351,978 as of December 31, 2021.

During the year ended December 31, 2021, the CEO increased the line of credit available to the Company to $90,000. As of December 31, 2020, the Company had an outstanding balance of $24,054 owed to the CEO. As of December 31, 2021, no amounts have been utilized of the line. During the year ended December 31, 2021, the Company drew an additional $3,825 on the loan and then made payments of $27,879 to bring the balance to zero.

NOTE 6 – INVESTMENTS

During the year ended December 31, 2021 the Company invested in equity securities comprised of mutual funds and adopted ASU 2016-01, which requires equity investments to be measured at fair value with changes in fair value recognized in net income. The funds are publicly traded on an active market making them a level 1 on the fair value hierarchy. During the year ending December 31, 2021, the Company invested $1,759,399 into an Edwards Jones account, received $502,878 in proceeds from sale of investments, and reinvested $21,861 of dividends and capital gains into investments. During the year ending December 31, 2021, the Company had unrealized gains of $78,909 and a loss on stock sales of $24,890.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

During the year ending December 31, 2021, the Company invested $4,547 in 14 companies via crowd funding. As the companies are not public and without a readily determinable fair value, the Company accounts for these investments at cost, minus impairment in accordance with ASC 321.

NOTE 7 – INCOME TAXES

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes based on the provisions promulgated by the Internal Revenue Service (“IRS”), which has a statute of limitation of three years from the due date of the return. As such, all tax years are open since the Company’s inception. The Company has completed its first year of operations and a full valuation against the projected deferred tax asset has been recorded.

The Company currently has a tax net operating loss carryforwards of approximately $2,800,000 for which it may receive future tax benefits. However, as of December 31,2021, no such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit. Based on the federal rate of 21% and the State of Virginia rate of 6%, which results in an effective combined tax rate of 26%, the deferred tax asset is $723,754 and the valuation allowance is $723,754 which nets to a deferred tax asset of $0 as of December 31, 2021, resulting in an effective tax rate of 0%. The change in valuation during the year ended December 31, 2021 was $704,379.

The components of the Company’s deferred tax assets are as follows:

	2021	2020
Net operating loss carryforward	$2,783,668	$74,519
Total net operating loss carryforwards	$2,783,668	$74,519
Deferred tax asset on NOL	$723,754	$19,375
Less: Valuation allowance	(723,754)	(19,375)
Deferred tax asset, net	$-	$-

NOTE 8 – COMMON STOCK

The Company has authorized 500,000,000 shares of no par value common stock. As of December 31, 2021 and 2020, there was 93,001,995 and 83,600,000 shares of common stock issued and outstanding. At December 31, 2020, the Company issued 83,600,000 shares of common stock in exchange for the contributions discussed in Note 5 and totaling $87,018.

WIRELESS ELECTRICAL GRID LAN, WiGL, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

During the year ending December 31, 2021, the Company opened up a Regulation CF raise and sold 9,232,512 shares of common stock for gross proceeds of $4,837,428. There were $773,721 in net fees related to the fundraise as well as 169,283 of shares issued to StartEngine for services performed valued at $99,995. Of the gross proceeds, there was $207,079 placed in escrow and was distributed to the Company on February 18, 2022.

As a part of the fundraise, StartEngine approved a maximum amount of advances by StartEngine on behalf of the Company in the amount of $276,000. Of that amount, $155,000 was utilized by the Company, but was repaid from funds raised resulting in a zero balance owing as of December 31, 2021.

NOTE 9 – UNRECOVERABLE COSTS

During the year ended December 31, 2021, the Company was a victim to a scam wherein an e-mail account was hacked and redirected vendor payments to a fraudulent bank account. This resulted in false vendor payments in the amount of $153,872. To date, the Company has been unable to recover any of the fraudulent payments and therefore, those payments are included as unrecoverable costs in other income (expense) on the statement of operations.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Issuer Agreement with StartEngine Primary LLC*
2.1	Articles of Incorporation*
2.2	Articles of Amendment to the Articles of Incorporation*
2.3	Bylaws and the Certificate of Amendment to the Bylaws*
2.4	Certificate of Amendment to the Bylaws dated November 19, 2021*
4.1	Form of Subscription Agreement*
6.1	Guinn Partners Consultancy Agreement dated November 1, 2020*
6.2	Loan Agreement and Promissory Note dated February 26, 2020 and amended January 1, 2021 between the company and Glover 38 Holdings, LLC*
6.3	Assignment of Rights dated February 26, 2020*
6.4	Assignment Contract dated January 7, 2019*
6.5	Assignment of patent rights dated March 3, 2021 to the company from G38*
8	Escrow Agreement*
11	Auditors Consent
12	Opinion of CrowdCheck Law, LLP*

*	Filed with the Company’s Form 1-A (File No. 024-11732) and incorporated by reference.

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Hampton, State of Virginia, on February 15, 2023.

Wireless Electrical Grid LAN, WiGL Inc.

By	/s/ Ahmad Glover
Dr. Ahmad Glover, Founder and Chief Executive Officer of
Wireless Electrical Grid LAN, WiGL Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ahmad Glover
Dr. Ahmad Glover, Executive Chair of the Board, Chief Executive Officer, Chief Financial Officer Chief Accounting Officer and Director
Date: February 15, 2023